Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

PLEASANTON, Calif., December 5, 2013 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal fourth quarter and full year ended October 31, 2013.

•	Fourth quarter revenue increased 4% year-over-year to $411.9 million. Fiscal 2013 revenue increased 10% to $1,587.7 million.

•	Fourth quarter GAAP earnings per share (EPS) $1.15, down 31 cents or 21% from last year’s fourth quarter. Fiscal 2013 GAAP EPS $5.96, up 18% from fiscal 2012.

•	Fourth quarter non-GAAP EPS $1.48, up one cent or 1% from last year’s fourth quarter. Fiscal 2013 non-GAAP EPS $5.95, up 15% from fiscal 2012. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Fourth quarter free cash flow $78.3 million. Fiscal 2013 free cash flow $239.4 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report record financial results for fiscal 2013 including record revenues at both of our business units and record EPS for the Company. We are proud of our many accomplishments throughout the year including CooperVision’s success with its Biofinity® family of products and launch of MyDay™ along with CooperSurgical’s success with its fertility franchise. As we enter fiscal 2014, we remain encouraged by our business trends and believe we are well positioned to deliver strong operating results.”

Fourth Quarter GAAP Operating Highlights

•	Revenue $411.9 million, up 4% from last year’s fourth quarter, 7% excluding currency.

•	Gross margin 64% compared with 64% in last year’s fourth quarter. Gross margin was positively impacted by a lower royalty payment on silicone hydrogel lens sales and increased manufacturing efficiencies, offset by lower revenue due to currency, primarily the yen.

•	Operating margin 15% compared with 20% in last year’s fourth quarter. The decrease was the result of $21.1 million in costs related to the completion of the Aime divestiture. Excluding these costs, operating margin would have been 20%.

•	Depreciation $24.1 million, up 2% from last year’s fourth quarter. Amortization $7.7 million, up 5% from last year’s fourth quarter.

•	Total debt increased $101.0 million from July 31, 2013, to $344.7 million, due to the repurchase of $123.0 million or 960 thousand shares, offset by operational cash flow generation. Interest expense $1.9 million compared with $2.7 million in last year’s fourth quarter.

•	Cash provided by operations $150.3 million and capital expenditures $72.0 million resulted in free cash flow of $78.3 million.

Fourth Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $327.1 million, up 3% from last year’s fourth quarter, 6% in constant currency.

•	Revenue by category:

	(In millions) 4Q13	% of CVI Revenue 4Q13	%chg y/y	Constant Currency %chg y/y
Toric	$98.2	30%	7%	8%
Multifocal	31.8	10%	20%	19%
Single-use sphere	71.1	22%	-2%	8%
Non single-use sphere, other	126.0	38%	-1%	1%

Total	$327.1	100%	3%	6%

•	Revenue by geography:

	(In millions) 4Q13	% of CVI Revenue 4Q13	%chg y/y	Constant Currency %chg y/y
Americas	$141.7	43%	2%	2%
EMEA	114.3	35%	12%	8%
Asia Pacific	71.1	22%	-7%	11%

Total	$327.1	100%	3%	6%

•	Selected revenue by material:

	(In millions) 4Q13	% of CVI Revenue 4Q13	%chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$146.9	45%	18%	19%
Proclear®	$81.6	25%	2%	4%

•	Gross margin 64% compared with 64% in last year’s fourth quarter. Gross margin was positively impacted by a lower royalty payment on silicone hydrogel lens sales and increased manufacturing efficiencies, offset by lower revenue due to currency, primarily the yen.

Fourth Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $84.8 million, up 8% from last year’s fourth quarter.

•	Revenue by category:

	(In millions) 4Q13	% of CSI Revenue 4Q13	%chg y/y
Office and surgical procedures	$55.8	66%	2%
Fertility	29.0	34%	24%

Total	$84.8	100%	8%

•	Gross margin 64%, compared with 64% in last year’s fourth quarter.

Fiscal Year 2013 Operating Highlights

•	Revenue $1,587.7 million, up 10% from fiscal 2012, 8% excluding currency and acquisitions.

•	CVI revenue $1,268.3 million, up 7% from fiscal 2012, 10% in constant currency, and CSI revenue $319.4 million, up 25% from fiscal 2012, 3% excluding acquisitions.

•	Gross margin 65% compared with 64% in fiscal 2012, both GAAP and non-GAAP.

•	Operating margin 19% compared with 20% in fiscal 2012. Non-GAAP 21% from 20% in fiscal 2012.

•	Depreciation and amortization expense $125.3 million.

•	Interest expense $9.2 million compared with $11.8 million in fiscal 2012.

•	Cash provided by operations $415.9 million, capital expenditures $178.1 million, insurance recovery $1.3 million and acquisition costs $0.3 million resulted in free cash flow of $239.4 million.

Other

•	As previously announced on November 7, 2013, Cooper completed the sale of Aime, its rigid gas permeable contact lens and solutions business in Japan, to Nippon Contact Lens Inc. effective October 31, 2013. The company recognized a fiscal 2013 charge to GAAP earnings per share of $0.26.

2014 Guidance

The Company initiated its full year 2014 guidance. Guidance is summarized as follows:

FY14 Guidance
Revenues (In millions)
Total	$1,675 -$1,735
CVI	$1,355 - $1,395
CSI	$320 - $340
EPS
GAAP	$6.70 - $7.00
Non-GAAP	$6.70 - $7.00

Guidance assumes constant currency at the date of issuance.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude the loss on divestiture of Aime, discussed above, insurance proceeds related to a business interruption claim and costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal first quarter of 2013, our non-GAAP results exclude $0.6 million of costs related to the acquisition of Origio recorded in selling, general and administrative expense and $14.1 million in business interruption insurance proceeds. Our fiscal fourth quarter of 2013 non-GAAP results exclude the $21.1 million loss on divestiture of Aime.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended October 31,			Twelve Months Ended October 31,
	2013 GAAP	Adjustments	2013 Non-GAAP	2013 GAAP	Adjustments	2013 Non-GAAP
Operating income	$62,043	$21,062	$83,105	$305,945	$21,687	$327,632
Income before income taxes	$61,092	$21,062	$82,154	$312,271	$7,604	$319,875
Provision for income taxes	$3,779	$4,699	$8,478	$15,365	$8,221	$23,586
Net income attributable to Cooper stockholders	$57,396	$16,363	$73,759	$296,151	$(617)	$295,534
Diluted EPS attributable to Cooper stockholders	$1.15	$0.33	$1.48	$5.96	$(0.01)	$5.95

	Fiscal 2014 EPS Guidance
	2014 GAAP	Adjustments	2014 Non-GAAP
Diluted EPS	$6.70- $7.00	$—	$6.70 - $7.00

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal fourth quarter and full year 2013 financial results and current corporate developments. The dial in number in the United States is +1-866-202-3048 and outside the United States is +1-617-213-8843. The passcode is 59457110. There will be a replay available approximately two hours after the call ends until Thursday, December 12, 2013. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 55887527. This call will also be broadcast live at http://investor.coopercos.com, and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 8,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2013 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the yen and the euro that would decrease our revenues and earnings; acquisition integration delays or costs or the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers, and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection or other litigation; changes in tax laws or their interpretation and changes in effective tax rates; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of the Company’s research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$77,393	$12,840
Trade receivables, net	229,537	234,297
Inventories	338,917	320,199
Deferred tax assets	41,179	39,417
Other current assets	60,215	51,107

Total current assets	747,241	657,860

Property, plant and equipment, net	739,867	640,255
Goodwill	1,387,611	1,370,247
Other intangibles, net	198,769	214,783
Deferred tax assets	16,279	14,434
Other assets	47,494	43,805

	$3,137,261	$2,941,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$42,987	$25,284
Other current liabilities	278,266	237,268

Total current liabilities	321,253	262,552

Long-term debt	301,670	348,422
Deferred tax liabilities	24,883	30,971
Other liabilities	65,961	86,281

Total liabilities	713,767	728,226

Total Cooper stockholders’ equity	2,404,535	2,192,751
Noncontrolling interests	18,959	20,407

Stockholders’ equity	2,423,494	2,213,158

	$3,137,261	$2,941,384

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2013	2012	2013	2012
Net sales	$411,852	$396,301	$1,587,725	$1,445,136
Cost of sales	147,994	143,537	560,917	521,126

Gross profit	263,858	252,764	1,026,808	924,010
Selling, general and administrative expense	157,247	152,363	610,735	564,903
Research and development expense	15,819	14,118	58,827	51,730
Amortization of intangibles	7,687	7,303	30,239	23,979
Loss on divestiture of Aime	21,062	—	21,062	—

Operating income	62,043	78,980	305,945	283,398
Interest expense	1,900	2,723	9,168	11,771
Gain on insurance proceeds	—	5,000	14,084	5,000
Loss on extinguishment of debt	—	—	—	1,404
Other income, net	949	1,382	1,410	229

Income before income taxes	61,092	82,639	312,271	275,452
Provision for income taxes	3,779	10,492	15,365	26,808

Net income	57,313	72,147	296,906	248,644
Loss (income) attributable to noncontrolling interests	83	(227)	(755)	(305)

Net income attributable to Cooper stockholders	$57,396	$71,920	$296,151	$248,339

Diluted earnings per share attributable to Cooper stockholders	$1.15	$1.46	$5.96	$5.05

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,723	49,386	49,685	49,152

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 3Q13			Trailing Twelve Months 2013
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$810	10%	18%	$3,000	10%	18%
Other	1,120	3%	8%	4,360	1%	8%

WW Soft Contact Lenses	$1,930	6%	10%	$7,360	5%	10%

Sales by Geography
Americas	$765	7%	11%	$2,905	5%	10%
EMEA	540	4%	9%	2,075	3%	8%
Asia Pacific	625	6%	10%	2,380	5%	14%

WW Soft Contact Lenses	$1,930	6%	10%	$7,360	5%	10%

Source: Management estimates and independent market research

COO-E

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